Chemtura Names Rogerson Chairman, President & CEO

MIDDLEBURY, Conn.--(BUSINESS WIRE)--Dec. 8, 2008--Chemtura Corporation (NYSE:CEM) has announced the election of Craig A. Rogerson to the position of president, chief executive officer, and chairman of the board.

The announcement, effective immediately, follows the resignation of Robert L. Wood for personal reasons. Wood had been chairman, president and chief executive officer since Chemtura was formed on July 1, 2005 with the merger of Crompton Corporation and Great Lakes Chemical Corporation, and prior to the merger had been president and chief executive officer of Crompton Corporation since January 12, 2004 and chairman of Crompton Corporation since April 27, 2004.

Mr. Rogerson, 52, had served as president, CEO and director of Hercules, Incorporated until its acquisition by Ashland, Incorporated on November 13, 2008. Mr. Rogerson joined Hercules in 1979 in the firm's Water Management Chemicals Division. In April 1997 he left Hercules to join Wacker Silicones Corporation where he served as president and CEO. In May 2000 Mr. Rogerson rejoined Hercules as vice president business operations of their BetzDearborn Division eventually being named vice president and general manager of that division in August, 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company including president of the FiberVisions and Pinova Divisions, vice president Global Procurement and COO. Mr. Rogerson serves on the boards of directors of PPL, the Society of Chemical Industry, First State Innovation, and the American Chemistry Council.

C.A. "Lance" Piccolo, Co-Lead director of the Chemtura Board of Directors stated: "We're very pleased to have an executive of Craig's experience and proven abilities to lead our Company going forward, particularly during these challenging economic times. We are grateful to Bob Wood for his leadership and many contributions to the company during the past three years - we wish him all the best in his future endeavors."

Chemtura Corporation, with 2007 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

CONTACT: Chemtura Corporation
Investors:
Stephen Forsyth, 203-573-2213
or
Media:
Debra Durbin, 203-573-3005

Source: Chemtura Corporation